Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 21, 2009 with respect to the consolidated financial statements of Hong Kong Highpower Technology, Inc. as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 in the Registration Statement on Post Effective Amendment No.1 to Form S-1 (File No. 333-147355 and 333-152497) and related Prospectus for the registration of 3,709,893 of its common stock.  We further consent to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ Dominic K. F. Chan & Co.
Dominic K. F. Chan & Co.
Certified Public Accountants
Hong Kong, April 23, 2009